PROSPECTUS Dated June 2, 1997       Amendment No. 1 dated February 27, 1998 to
PROSPECTUS SUPPLEMENT                             Pricing Supplement No. 49 to
Dated June 17, 1997                       Registration Statement No. 333-27919
                                                       Dated February 13, 1998
                                                                 Rule 424(b)(3)
                Morgan Stanley, Dean Witter, Discover & Co.
                    GLOBAL MEDIUM-TERM NOTES, SERIES D
           Euro Floating Rate Senior Bearer Notes Due March 2001

                               ------------

               The Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due March 2001) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley, Dean Witter, Discover & Co. (the "Company") prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

               The Notes will be issued only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

               Application has been made to the London Stock Exchange Limited (the "London Stock Exchange") for the Notes to be admitted to the Official List.

               The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.


Principal Amount:        ITL 100,000,000,000

Maturity Date:           March 2, 2001; provided that if such day is not
                         a Business Day, the Maturity Date will be the next succeeding day that is a Business Day, and no interest shall accrue for the period from and after the Maturity Date.

Settlement and Issue
  Date:                  March 2, 1998

Interest Accrual Date:   March 2, 1998

Issue Price:             100%

Specified Currency:      Italian Lira ("ITL")

Redemption Percentage
  at Maturity:           100%

Base Rate:               LIBOR.  See also "Other Provisions--Interest
                         Rate" below.

Spread
  (Plus or Minus):       Plus 1.00% per annum.  See also "Other
                         Provisions--Interest Rate" below.

Spread Multiplier:       N/A

Alternate Rate
  Event Spread:          N/A

Index Currency:          Italian Lira

Index Maturity:          3 months

Maximum Interest Rate:   N/A

Minimum Interest Rate:   See "Other Provisions -- Interest Rate."

Initial Redemption Date: N/A

Initial Redemption
  Percentage:            N/A

Annual Redemption
  Percentage Reduction:  N/A

Optional Repayment
  Date(s):               N/A

Total Amount of OID:     None

Original Yield to
  Maturity:              N/A

Initial Accrual Period
  OID:                   N/A

Interest Payment Dates:  Each March 2, June 2, September 2 and
                         December 2, commencing June 2, 1998 (each an
                         "Interest Payment Date"); provided that if any such day (other than the Maturity Date) is not a Business Day, such Interest Payment Date will be the next succeeding day that is a Business Day, unless such succeeding Business Day falls in the next succeeding calendar month, in which case such Interest Payment Date will be the immediately preceding day that is a Business Day

Interest Payment
  Period:                Quarterly

Initial Interest Rate:   The initial rate subject to the formula under "Other
                         Provisions--Interest Rate" will be determined two
                         London Banking Days prior to the date of issuance.

Initial Interest
  Reset Date:            April 2, 1998; provided that if such day is not a
                         Business Day, such Initial Interest Reset Date will be the next succeeding day that is a Business
                         Day, unless such succeeding Business Day falls in the next succeeding calendar month, in which case such Initial Interest Reset Date will be the immediately preceding day that is a Business Day.
                         See "Other Provisions -- Interest Rate."

Interest Reset Dates:    The second day of each month; provided
                         that if such day is not a Business Day, such Interest Reset Date will be the next succeeding day that is a Business Day, unless such succeeding
                         Business Day falls in the next succeeding calendar month, in which case such Interest Reset Date will be the immediately preceding day that is a Business Day.

Interest Reset Periods:  The period from and including an
                         Interest Reset Date to but excluding the immediately succeeding Interest Reset Date (monthly).

Interest Determination
  Date:                  Two London Banking Days preceding each
                         Interest Reset Date

Reporting Service:       Telerate 3740

(Continued on next page)

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.


                        MORGAN STANLEY DEAN WITTER


(Continued from previous page)

Business Days:           Milan, London, New York

Agent:                   Morgan Stanley & Co. International Limited

Calculation Agent:       The Chase Manhattan Bank (London Branch)

Paying Agent:            The Chase Manhattan Bank (London Branch)

Exchange Rate Agent:     Morgan Stanley & Co. International Limited

Denominations:           ITL 10,000,000

Common Code:             8474478

ISIN:                    XS0084744787

Other Provisions:

  Interest Rate:         The Notes will bear interest at the rate
                         of (i) 3 Month ITL LIBOR plus 1.00% per annum, during each Interest Reset Period for which 3
                         Month ITL LIBOR is equal to or greater than the Floorside Strike Interest Rate and less than or equal to the Topside Strike Interest Rate on the Interest Determination Date for such Interest
                         Reset Period and (ii) 0.00% during any other
                         Interest Reset Period; provided that the minimum interest rate for any quarterly payment of interest shall be 0.10% per annum.

  Floorside Strike
  Interest Rate:         3.50%

  Topside Strike
  Interest Rate:         6.50% for each Interest Payment Period from and
                         including March 2, 1998 to but excluding March 2,
                         1999. 5.50% for each Interest Payment Period from and including March 2, 1999 to but excluding March
                         2, 2001.